Exhibit 1

FOR IMMEDIATE RELEASE

THIRD POINT LLC LETTER TO YAHOO! COMMENTS ON BOARD “REVIEW” OF CEO THOMPSON’S CREDENTIALS; CALLS UPON DIRECTORS TO APPOINT INTERIM CEO AND PLACE THIRD POINT NOMINEES ON BOARD.

NEW YORK, NEW YORK, MAY 9, 2012 – Third Point LLC, owners of 5.8% of Yahoo! shares sent the following letter to the Company’s Board today:

Board of Directors
Yahoo! Inc.
701 First Avenue
Sunnyvale, CA 94089

Dear Board of Directors:

Six days have passed since Yahoo! acknowledged the fabrications in Chief Executive Officer Scott Thompson and Director Patti Hart’s resumes.  Since then, the following has occurred: (i) shareholders have been told that Mr. Thompson’s errors were “inadvertent”, (ii) Mr. Thompson made a classic “I’m sorry you feel that way” non-apology without actually accepting responsibility, (iii) Ms. Hart announced she will not seek re-election to the Board presumably due to her leadership of the botched CEO hiring process but intends to serve out her term, and (iv) the Board has formed a special committee to conduct a “thorough review” into Mr. Thompson’s academic credentials.

It appears very clear to us – and to many corporate governance experts, Yahoo! employees, and fellow Yahoo! shareholders – that Mr. Thompson’s fantasy degree was in no way an “inadvertent error”.  The evidence shows he had been using false credentials for years.  Mr. Thompson’s “apology” was clearly insufficient and it seems that the only thing he actually regrets is that he has been caught in a lie and publicly exposed.  Without any explanation or accountability, Yahoo! has been left to flounder under a discredited leader for an undefined period.  So, after six days, we must ask – what is this Board waiting for?

It seems farcical to us that the Board will most likely spend more time deliberating over whether Mr. Thompson should be fired than it did properly vetting whether he should have been hired.  The necessary investigation into whether certain senior executives and Board Members knew of Mr. Thompson’s deceptions before hiring him should not delay decisive action over his ethical breaches.

Third Point has over $1 billion invested in Yahoo! and we take no joy in witnessing this carnage.  This Board’s unchecked value destruction must stop once and for all.  Therefore, we once again call upon the Board to immediately (i) place Third Point’s entire slate on the Board replacing Mr. Thompson and Ms. Hart, (ii) appoint an interim CEO—we would suggest CFO Tim Morse or Head of Global Media Ross Levinsohn (assuming neither had any knowledge of Mr. Thompson’s fabrications) and (iii) allow Third Point nominee Michael Wolf to Chair the Search Committee for a new permanent CEO (Mr. Wolf will waive the $15,000 fee that Ms. Hart received for her work as Head of the Search Committee last year, which we expect she will promptly disgorge).

This is the only way for Yahoo! to move past this embarrassing episode.

Sincerely,
Daniel S. Loeb
Chief Executive Officer
Third Point LLC

About Third Point LLC:  Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing $9.0 billion in assets.  Founded in 1995, Third Point follows an event-driven approach to investing globally.

For more information on Third Point’s previously disclosed plan for a better Yahoo!, please go to:  http://www.valueyahoo.com/solutions

Contact:
Third Point LLC
Elissa Doyle, Managing Director
212.715.4907 or edoyle@thirdpoint.com

Third Point and the other Participants (defined below) have filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and accompanying proxy card in connection with its solicitation of proxies for the election of Mr. Daniel S. Loeb, Mr. Harry J. Wilson, Mr. Michael J. Wolf and Mr. Jeffrey A. Zucker at the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARDS AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THIRD POINT, DANIEL S. LOEB, THIRD POINT OFFSHORE MASTER FUND L.P., THIRD POINT ULTRA MASTER FUND L.P., THIRD POINT PARTNERS L.P., THIRD POINT PARTNERS QUALIFIED L.P., THIRD POINT REINSURANCE COMPANY LTD., LYXOR/THIRD POINT FUND LIMITED, DBX-RISK ARBITRAGE 11 FUND, HARRY J. WILSON, MICHAEL J. WOLF AND JEFFREY A. ZUCKER (COLLECTIVELY, THE “PARTICIPANTS”), FROM THE SHAREHOLDERS OF THE COMPANY, FOR USE AT THE ANNUAL MEETING, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH MATERIALS WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT ITS TOLL-FREE NUMBER (800) 322-2885 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.

IMPORTANT INFORMATION RELATING TO THE ABOVE-NAMED PARTICIPANTS IN THIS PROXY SOLICITATION, INCLUDING THEIR DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY THIRD POINT AND THE OTHER PARTICIPANTS WITH THE SEC ON MARCH 21, 2012, WHICH DOCUMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.  WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT WILL BE AVAILABLE TO SHAREHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC. AT ITS TOLL-FREE NUMBER (800) 322-2885 OR VIA EMAIL AT PROXY@MACKENZIEPARTNERS.COM.